Exhibit 5

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

July 7, 2008

Board of Directors

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

Ladies and Gentlemen:

We have advised Smithfield Foods, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-143727) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), among other securities, the Company’s senior debt securities and the Company’s common stock to be offered from time to time by the Company on terms to be determined at the time of the offering, (ii) the issuance by the Company of up to $400,000,000 aggregate principal amount of the Company’s 4.00% Convertible Senior Notes due 2013 (collectively, the “Notes”) and (iii) the issuance of up to 22,922,600 shares of Common Stock initially issuable upon conversion of the Notes (collectively, the “Conversion Shares”) and associated Rights to Purchase Series A Junior Participating Preferred Shares, $1.00 par value per share (the “Rights”), under the Rights Agreement dated as of May 30, 2001 between the Company and Computershare Investor Services, LLC, as rights agent (the “Rights Agreement”), all as described in the Company’s Prospectus, dated June 14, 2007, which is a part of the Registration Statement, and Prospectus Supplement, dated July 1, 2008 (the “Prospectus Supplement”). The Notes are being issued under an indenture dated as of June 1, 2007, between the Company and U.S. Bank National Association (successor to SunTrust Bank), as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture and a Second Supplemental Indenture pertaining to the Notes (collectively, the “Indenture”), resolutions of the Board of Directors of the Company adopted January 10, 2007 and June 17, 2008 and resolutions of the Authorized Pricing Officers appointed by the Board of Directors adopted July 1, 2008, and are being offered to the public in accordance with an Underwriting Agreement, dated July 1, 2008, among the Company and the Underwriters named on Schedule II thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

Board of Directors

Smithfield Foods, Inc.

We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, we advise you that, in our opinion:

(a) when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Underwriting Agreement, and assuming due authentication thereof by the Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, as amended and supplemented, the Notes will constitute valid and binding obligations of the Company;

(b) the Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Notes and assuming that such corporate action remains in full force and effect at the time(s) of such conversion and their issuance, such shares, when issued upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable; and

(c) all corporate action required under the laws of the Commonwealth of Virginia has been taken for the Rights, when issued in accordance with the terms and provisions of the Rights Agreement, assuming that such corporate action remains in full force and effect at the time(s) of their issuance, to be validly issued.

For purposes of the opinions expressed herein regarding the Rights, we have assumed that the members of the Company’s Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. Furthermore, this opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP